Exhibit 10.2

                     [American Inflatables, Inc. letterhead]

                                   Employment
                                    Agreement

     1.  Employment

Employer hereby agrees, and employee hereby accepts the employment upon the terms and conditions herein set forth.

     2.  Terms

Subject to the provisions of termination as hereinafter provided, the term of this Agreement shall begin on December 20, 1998 and terminate on January 20,2005, provided, however that this Agreement shall automatically be renewed for successive one year (1) year terms thereafter, unless either party gives the other notice to termination this agreement at the expiration of any term, at least fifteen (15) days prior to the expiration of said term.

      3. Compensation

Employer shall pay to Employee compensation, during the years of this Agreement, at an annual rate of$150,000. As a draw against of the commission to be earned by Employee under this Agreement any additional commission beyond $1.5 million in sales shall be paid above the base salary at a rate of 5% of total gross sales. Any bonus structure may be negotiated through out the duration of this Contract, Employer shall pay to Employee the annual compensation set forth above in (52) fifty-two weekly (or, at the option of the employer, in twenty-six (26) bi- weekly) installments.

     4.  Extent of service.

Employee shall devote his full time and energy to faithfully perform his duties under this Agreement.

     5.  Death during employment.

If Employee shall die during the term of his employment, Employer shall pay to Employee's estate the compensation which would otherwise be payable to Employee up to the end of the month in the month in which the death occurs. Said compensation shall include any and all holiday and vacation pay plus any and all benefit accrued.

     7.  Termination of Employment.

A. Termination for cause. Employer may terminate Employee's employment hereunder upon ten (10) days prior written notice if due to Employee's:

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(1)  Insubordination
(2)  Disloyalty
(3)  Misconduct; or
(4) Other similar cause, including failure to perform duties in accordance with the instruction of employers of the Pres/CEO thereof. If Employee's employment is terminated pursuant to this paragraph, Employer shall pay to Employee the compensation payable to employee for the month in which such termination occurs, prorated to the day of termination including payment of the sales commission, accrued vacation and holiday and other benefits decried here.

     8.  Governing Law

This Agreement shall be construed under and governed by the laws of the State of California.

     9.  Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument .In witness whereof, the parties have executed this Agreement the day and year first above written.

American Inflatables, Inc.
A California corporation



By /s/ Gregg Mulholland                      /s/ Gregg Mulholland
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It's President                               Gregg Mulholland